Exhibit 99.1
MEADOWBROOK INSURANCE GROUP, INC.
(NYSE - MIG)

CONTACT:	Karen M. Spaun Chief Financial Officer (248) 204-8178	Holly Moltane Director of External Financial Reporting (248) 204-8590

MEADOWBROOK INSURANCE GROUP, INC.
ANNOUNCES SUCCESSFUL COMPLETION OF COMMON STOCK OFFERING

•	5.5 million in newly issued common shares raises $53.1 million in gross proceeds
SOUTHFIELD, MICHIGAN
July 19, 2007
Meadowbrook Insurance Group, Inc. (NYSE:MIG) announced today it has completed an offering of 5,500,000 additional shares of newly issued common stock at $9.65 per share. The gross proceeds of the offering are $53.1 million. In addition, the underwriters have 30 days to exercise up to an additional 937,500 shares to cover over-allotments, if any.
The net proceeds from the offering will be utilized to reduce the balance on the Company’s line of credit, support organic growth within its underwriting operations, fund potential select acquisitions and for other general corporate purposes.
In addition, the Company’s Chairman, Mr. Merton Segal and his family, sold 750,000 shares of common stock at $9.65 per share. The Company will not receive any proceeds from the sale of the Segal shares. Subsequent to the sale he will retain beneficial ownership of approximately 1.7 million shares, or 5.6%. In addition, the Segal’s have agreed to not sell any of the remaining shares over the next six months.
The offering was lead-managed by KeyBanc Capital Markets. Co-managers were Friedman, Billings, Ramsey & Co. and Ferris, Baker Watts, Incorporated. ParaCap Group, LLC was retained as financial advisor for the Company. A copy of the final prospectus supplement may be obtained from KeyBanc Capital Markets, 800 Superior Avenue, Cleveland, Ohio 44114, or by fax request to (216) 443-3901.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Meadowbrook Insurance Group
A leader in the alternative risk market, Meadowbrook is a risk management organization, specializing in alternative risk management solutions for agents, professional/trade associations, and small to medium-sized insureds. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol “MIG.” For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.
Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements. Please refer to the Company’s most recent 10-K, 10-Q, and other filings with the Securities and Exchange Commission for more information on risk factors. Actual results could differ materially. These forward-looking statements involve risks and uncertainties including, but not limited to, the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectibility of reinsurance; increased rate pressure on premiums; ability to obtain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; attainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.